UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CNS RESPONSE, INC.

(Name of Registrant as Specified In Its Charter)

Leonard J. Brandt

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Leonard J. Brandt Issues Statement Regarding CNS Response, Inc.
6:41 pm ET 09/02/2009 — Business Wire
Management Issues 9.5 Million New Shares to Directors and
Affiliates and Doesn’t Want You to Vote
IRVINE, Calif.—(BUSINESS WIRE)—
Leonard J. Brandt today issued the following statement:
The stockholders of CNS Response, Inc. (OTCBB: CNSO) have been told not to vote by CNS Response, Inc.’s incumbent Board and management. Some of the major stockholders of CNS are finding that suspicious, in light of the incumbents’ issuing 9.5 million new shares in the past week, which could affect the vote at future meetings, but will not count at this Special Meeting, those stockholders maintain.
In the stockholder vote this Friday, the stockholders of CNS may elect a slate of directors that consists of business and academic leaders including medical CEO’s and a Dean of Medical Research at University of California at Irvine and co-founder Len Brandt. Brandt, the former CEO and only current Director on the slate, comments, “My opinion, after listening to plans presented to the board on June 18, is that this board was highly conflicted between their own interests and those of the stockholders. I am delighted that stockholders, physicians and scientific advisers have come together to support a change.”
In the past week two venture capital insider stockholders of the incumbent Board have bought 9.5 million shares, plus long-term warrants to purchase about 4.8 million more shares. None of the candidates on Brandt’s slate likes what has been going on with the financing of CNS recently, and they are courageously trying to undo the damage. Anthony Morgenthau of EAC Investment Limited Partnership, a significant stockholder, doesn’t understand why one insider received 3.33 million warrants in an earlier bridge loan either, and he believes the company had better alternatives.
Len explains, “My slate sees CNS Response reaching a breakthrough in medical technology that could build large and sustainable value for all stockholders. Within months, CNS expects to definitively demonstrate a major breakthrough in psychiatric treatment. It’s not surprising that financial interests might want the inside track to take advantage of this situation. The Board is supposed to protect stockholders from this. I think they were conflicted. And now they want to raise even more capital by selling stock and warrants at such a low price. I don’t see how any independent person thinks that is fair or necessary shortly before announcing results of the pivotal clinical trial, the most important event in the commercialization of the company.”

Aside from asking stockholders not to vote, the incumbents have tried and failed to stop this meeting in Delaware State Court and in U.S. Federal District Court. They also have tried to stop the stockholders from replacing directors by changing the Bylaws of the company. “When all else seemed to fail, they began to ask the stockholders not to vote, in hopes of negating the Special Meeting with a low turnout. This Friday’s proxy provides stockholders the opportunity to preserve their rights, and provides incumbents the opportunity to better explain and become responsible for their actions.”
The Special Meeting of Stockholders of CNS Response, Inc. will be held this Friday, September 4, 2009, at 1 p.m. Eastern Daylight Time. The deadline for voting is less than two days away. At the Special Meeting, Len believes that the CNS stockholders have an opportunity to vote to elect a new slate of directors to the Board of Directors who are focused on proper completion and deployment of the product, all stockholders participating in the success of the business, and working to repair CNS’ corporate image.
“The deadline for submitting your proxies to me, practically speaking, is tomorrow, Thursday, September 3, 2009,” adds Len. “If you have not voted, send in your signed proxy via fax to (949) 743-2785 as indicated on the proxy form. Faxing the proxy will expedite handling and best assures that your vote will be counted. Even stockholders that want to abstain should fax in their vote indicating abstain on the proposals, and let an informed majority of the company’s current stockholders decide the outcome.”
How to Obtain a Proxy
The definitive proxy statement and proxy to vote in the Special Meeting are available for download at http://www.leonardjbrandt.com/proxy or available upon request by calling (toll-free) (866) 962-2244, or by sending a request via fax to (949) 743-2785 or via email to lenjbrandt@gmail.com. Please read all the information in the proxy statement before deciding how to vote.
Additional Information and Where to Find It
This is solicitation material in respect of the matters to be considered at the Company’s Special Meeting of Stockholders to be held September 4, 2009 at 1:00 p.m. Eastern Daylight Time, and at any adjournment thereof. Leonard Brandt has filed a proxy statement with the Securities and Exchange Commission (“SEC”). CNS SECURITY HOLDERS ARE

URGED TO READ THE PROXY STATEMENT, DEFINITIVE ADDITIONAL MATERIALS, AND OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. CNS security holders are able to receive the proxy statement and other relevant documents free of charge at the SEC’s Web site at www.sec.gov.
Participants in the Solicitation
Leonard J. Brandt, William E. Bunney, Jr., M.D., William Murray, Mordechay Yekutiel, Andy Goren, David W. Mazepink, EAC Investment, Inc. and EAC Investment LP are deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the Company’s Special Meeting of Stockholders to be held September 4, 2009, and at any adjournment thereof. A description of their direct or indirect interests, by security holdings or otherwise, is included in Leonard J. Brandt’s definitive proxy statement.
Source: Leonard J. Brandt